EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of the 1st day of January, 2011, between Everest Global Services, Inc., a Delaware corporation (the “Company”), Everest Reinsurance Holdings, Inc., a Delaware corporation (“Holdings”) and Joseph V. Taranto (“Taranto”).

WITNESSETH

WHEREAS, the Company and Holdings wish to secure the services of Taranto pursuant to the terms and conditions hereof; and

WHEREAS, Taranto is willing to accept such employment with the Company and Holdings and to enter into the Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.    POSITION; DUTIES; RESPONSIBILITIES

1.1    The Company hereby employs Taranto and Taranto hereby agrees to serve during the term of this Agreement as Chairman and Chief Executive Officer of each of Everest Re Group, Ltd. (“Group”), Everest Reinsurance Holdings, Inc. and Everest Reinsurance Company and, subject to his election, as a director and officer of any corporation which is a subsidiary or affiliate of Everest Reinsurance Company, if elected by the stockholders or the board of directors of such corporation; provided, however, that in no event shall Taranto be required to serve as a director of the Company unless he consents to do so.

1.2    During the course of his employment, Taranto agrees to devote his full working time and attention and give his best efforts and skill to furthering the business and interests of the Company and its affiliates. Consistent with the foregoing, Taranto may volunteer a reasonable portion of his non-working time to charitable, civic and professional organizations.

1.3    Notwithstanding the provisions of Section 1.2 above, during the course of his employment Taranto may serve as a director or officer of one or more companies affiliated with the Company. Taranto may also, with written consent of the Company, serve as a director of any public or private corporation, as a member of the governing board or as an officer of any charitable, civic, educational or professional organization; provided, however, that Taranto shall comply with the procedures established by the Company and Holdings to prevent conflicts of interest by its officers and employees with respect to the business of the Company and Holdings, their subsidiaries and affiliates.

2.    TERM

The term of employment under this Agreement shall commence as of January 1, 2011 (the “Appointment Date”), and shall continue through December 31, 2012, unless sooner terminated in accordance with this Agreement.

3.    SALARY

The Company shall pay Taranto a minimum base salary during the term of employment at the annual rate of One Million Dollars ($1,000,000) (“Base Salary”), payable in accordance with the standard payroll practices for senior executives of the Company.

4.    BONUS

4.1    During the course of his employment, Taranto shall be eligible to participate in a bonus program or plan established by Group, subject to the approval of Group’s shareholders. If Group’s shareholders do not approve the bonus plan or program described in this Section 4.1, Taranto shall have the right to re-open this Agreement to negotiate an alternative bonus arrangement; provided, however, that Taranto must exercise his right to re-open by providing the Company with written notice of his intent to re-open within thirty days of Taranto’s becoming aware that the shareholders of Group did not approve the bonus plan or program described in this Section 4.1.

4.2    All bonuses pursuant to this Section 4 shall be paid to Taranto in conformance with the Company’s normal bonus pay policies following the end of the respective fiscal year.

5.    STOCK AWARDS

5.1    During the course of his employment, Taranto shall be eligible to participate in the Everest Re Group, Ltd. 2010 Stock Incentive Plan (the “Stock Plan”). All awards granted to Taranto under the Stock Plan shall be in accordance with and subject to the terms and conditions of the Stock Plan. The Company agrees to request the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Group (the “Group Board”) to consider granting restricted stock awards to Taranto in February, 2012 and December, 2012 and to determine whether to grant such awards and the amount of such awards, on a basis consistent with the method used for by the Committee to determine the restricted stock award granted to Taranto on February 24, 2011, taking into account, among other factors, Taranto’s demonstrated past and expected future performance, his exceptional creation of shareholder value, his continued commitment to Group and its subsidiaries, and the total compensation for other chief executive officers at comparable companies.

5.2    Notwithstanding the foregoing, Section 8.5, or any provision of any agreement with or other arrangement maintained by the Company or any affiliate to the contrary, but subject to the forfeiture provisions of Section  9.8 following a termination on or after a date described in clause (1) or (2) below (a “retirement”), Taranto and/or his beneficiaries or estate shall become vested in all outstanding awards of restricted stock no later than (1) the earlier to occur of January 1, 2013 or (2) his retirement, death, disability, termination of employment for any reason whatsoever, including without good reason, before the dates in clause (1), and shall own the shares free of all restrictions otherwise imposed by the applicable Restricted Stock Award Agreements or related Plan documents to the extent such restricted stock has not previously vested in accordance with the applicable terms of the respective Restricted Stock Award Agreements.

6.    EMPLOYEE BENEFIT PLAN.

6.1    During the term of Taranto’s employment hereunder, Taranto shall be eligible to participate in the employee benefit plans maintained by the Company and/or Everest Reinsurance Company on the same basis as the Company’s other senior executives.

6.2    In addition to the benefits described in Section 6.1, Taranto shall also receive or participate, at a level consistent with Taranto’s position, to the extent permitted by law, the various perquisites and plans which the Company’s Board of Directors (the “Board”) determines to make available to officers of the Company from time to time in accordance with the provisions thereof. Taranto shall be entitled to not less than four weeks vacation per year.

6.3    Nothing contained in this Agreement shall prevent the Board or the  Group Board from adopting additional compensation arrangements for Taranto or providing additional benefits under any of the existing compensation arrangements.

7.    EXPENSE REIMBURSEMENTS

During Taranto’s employment with the Company, Taranto will be entitled to receive reimbursement by the Company for all reasonable, out-of-pocket expenses incurred by him (in accordance with policies and procedures established by the Company), in connection with his performing services hereunder.

8.    CONSEQUENCES OF TERMINATION OF EMPLOYMENT

8.1    Death.  In the event of the death of Taranto during the term of employment under this Agreement or during the period when payments are being made pursuant to Section 8.2, this Agreement shall terminate and all obligations to Taranto shall cease as of the date of death except that the Company will (1) pay the Base Salary until the end of the month in which Taranto dies and any annual incentive bonus earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date, (2) Taranto’s beneficiaries or estate, as appropriate, shall be entitled to all rights and benefits accrued up to the date of termination under the stock option plans, stock incentive plans, retirement plan, supplemental plan and other benefit plans and programs of the Company and/or Everest Reinsurance Company in which Taranto is a participant, as determined in accordance with the terms and provisions of such plans and programs; provided, however, that Taranto shall cease to be an active participant in such plans and programs as the date of termination.  Notwithstanding the foregoing, it is expressly agreed and understood that in the case of such termination, all of Taranto’s then unvested outstanding stock options and then unvested restricted stock shares will automatically vest in full.  Any bonus (or amounts in lieu thereof) pursuant to Section 4, payable with respect to the year in which Taranto’s death occurs, shall be annualized and paid to Taranto’s estate pro rata to the date of death. Except as otherwise expressly stated herein, benefits payable pursuant to this Section 8.1 shall be paid within sixty (60) days following Taranto’s death.

8.2    Disability.  If Taranto shall become incapacitated by reason of sickness, accident or other physical or mental disability, as such incapacitation is certified in writing by a physician chosen by the Company and reasonably acceptable to Taranto (or his spouse or representative if in the Company’s reasonable determination Taranto is not then able to exercise sound judgment), and shall therefore be unable to perform his duties hereunder for a period of either (i) one hundred twenty consecutive days, or (ii) more than six months in any twelve month period, with reasonable accommodation as required by law, then to the extent consistent with applicable law, Taranto shall be considered “disabled” and the employment of Taranto hereunder and this Agreement may be terminated by Taranto or the Company upon thirty (30) days’ written notice to the other party following such certification. Should Taranto not acquiesce in the Company’s selection of the certifying doctor, Taranto (or his spouse or representative if in the Company’s reasonable determination Taranto is not then able to exercise sound judgment) may choose a doctor to determine whether he is disabled. If the two doctors are unable to concur on whether Taranto is disabled, the two doctors shall designate a third doctor whose decision shall be determinative. Except as otherwise expressly stated herein, within sixty (60) days following termination of employment pursuant to this Section 8.2, the Company shall thereafter pay to Taranto, (1) Base Salary through the date of termination and any annual incentive bonus earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date, and (2) Taranto shall be entitled to all rights and benefits accrued up to the date of termination under the stock option plans, stock incentive plans, retirement plan, supplemental plan and other benefit plans and programs of the Company and/or Everest Reinsurance Company in which Taranto is a participant, as determined in accordance with the terms and provisions of such plans and programs; provided, however, that Taranto shall cease to be an active participant in such plans and programs as of the date of termination.  Notwithstanding the foregoing, it is expressly agreed and understood that in the case of such termination, all of Taranto’s then unvested outstanding stock options and then unvested restricted stock shares will automatically vest in full.  Any bonus (or amounts in lieu thereof) pursuant to Section 4, payable with respect to the year in which Taranto’s termination pursuant to Section 8.2 occurs, shall be annualized and promptly paid to Taranto pro rata to the date of termination.

8.3    Due Cause.  The Company may terminate Taranto and this Agreement at any time for Due Cause. In the event of such termination for Due Cause, Taranto shall only continue to receive Base Salary through the date of such termination for Due Cause and any annual incentive bonus earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date, and Taranto shall be entitled to no further benefits or compensation under this Agreement, except that Taranto shall be entitled to all rights and benefits accrued up to the date of termination under the stock option plans, stock incentive plans, retirement plan, supplemental plan and other benefit plans and programs of the Company and/or Everest Reinsurance Company in which Taranto is a participant, as determined in accordance with the terms and provisions of such plans and programs; provided, however, that Taranto shall cease to be an active participant in such plans and programs as of the date of termination.  The term “Due Cause” shall mean (a) repeated and gross negligence in fulfillment of, or repeated failure of Taranto to fulfill, his material obligations under this Agreement, in either event after written notice thereof, (b) material willful misconduct by Taranto in respect of his obligations hereunder, (c) conviction of any felony, or any crime of moral turpitude or, (d) a material breach in trust committed in willful or reckless disregard of the interests of the Company or its affiliates or undertaken for personal gain. Except as otherwise expressly stated herein, benefits payable pursuant to this Section 8.3 shall be paid within sixty (60) days following Taranto’s termination.

8.4    Termination by the Company Without Due Cause.  The other provisions of this Agreement notwithstanding, the Company may terminate Taranto’s employment and this Agreement at any time for whatever reason it deems appropriate, without Due Cause and with or without prior notice. In the event of such a termination of Taranto’s employment and this Agreement, Taranto shall have no further obligations of any kind under or arising out of the Agreement and the Company shall be obligated only to pay Taranto as severance, the following: (a) a lump sum payment equal to the aggregate amount of Base Salary at the rate then in effect for the period from the date of termination through December 31, 2012, or an amount equal to the sum of one (1) year’s Base Salary, whichever is greater, and any annual incentive bonus earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date, (b) the aggregate bonus amounts due under the appropriate bonus plans or programs for the period from the date of termination through December 31, 2012, payable in accordance with, and at the time provided for under, the appropriate bonus plan or program or an amount equal to three (3) times the sum of annual Base Salary, whichever is greater, and (c) a cash  amount equal to either (i) two times the cash value of the restricted stock award granted to Taranto on February 24, 2011, if Taranto’s termination of employment occurs prior to the Committee’s grant of restricted stock awards under the Stock Plan in February, 2012, or (ii) the cash value of the restricted stock award granted to Taranto in February, 2012, if Taranto’s termination of employment occurs after the Committee’s grant of restricted stock awards under the Stock Plan in February, 2012 but prior to the Committee’s grant of restricted stock awards under the Stock Plan in December, 2012.  As a condition precedent to Taranto’s receipt of the payments described in this Section 8.4, Taranto shall execute a general release and waiver on behalf of the Company and its affiliates in a form acceptable to the Company. Taranto shall be entitled to all rights and benefits accrued up to the date of termination under the stock option plans, stock incentive plans, retirement plan, supplemental plan and other benefit plans and programs of the Company and/or Everest Reinsurance Company in which Taranto is a participant, as determined in accordance with the terms and provisions of such plans and programs; provided, however, that Taranto shall cease to be an active participant in such plans and programs as of the date of termination.  Notwithstanding the foregoing, it is expressly agreed and understood that in the case of such termination, all of Taranto’s then unvested outstanding stock options and then unvested restricted stock shares will automatically vest in full.  The Company further agrees to pay Taranto a single cash sum payment equal to the increase of the amount of his Everest Reinsurance Retirement Plan and Supplemental Retirement plan (“SRP”) that he would have otherwise been entitled to if he had remained employed through December 31, 2012.  Additionally, the Company shall arrange for Taranto to continue to participate , on substantially the same terms and conditions as in effect for him (including any required contribution) immediately prior to such termination, in the disability and life insurance programs provided to him until the earlier of (i) the end of the 24 month period beginning on the effective date of the termination of Taranto’s employment hereunder, or (ii) such time as he is eligible to be covered by comparable benefit(s) of a subsequent employer (determined on a benefit-by-benefit and coverage-by-coverage basis).  The foregoing is referred to as “Benefits Continuation”.  In addition, the Company agrees to pay Taranto a single cash sum in order to enable Taranto to pay for medical and dental coverage (through COBRA or otherwise) that is comparable to the medical and dental coverage in effect for Taranto (and his dependents, if any)

immediately prior to his termination of employment, with such cash amount equal to the cost of the premiums for such coverage that would apply if Taranto were to elect COBRA continuation coverage under the Company’s medical and dental plans following his termination of employment and continue such coverage for the 24-month period beginning on the date of Taranto’s termination of employment. Taranto agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.  Except as otherwise expressly stated herein, benefits payable pursuant to this Section 8.4 shall be paid within sixty (60) days following Taranto’s termination.

8.5    Employee Voluntary Termination.  In the event Taranto terminates his employment of his own volition, and not pursuant to Section 8.6 of this Agreement, prior to the end of the term specified in Section 2 of this Agreement, he shall provide 30 days prior written notice to the Company and such termination shall constitute a voluntary termination and in such event the Company’s only obligation to Taranto shall be to make Base Salary payments provided for in this Agreement through the period ending with the date of such voluntary termination and any annual incentive bonus earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date.  Additionally, if Taranto’s termination of employment occurs after December 31, 2011 but prior to the Committee’s grant of restricted stock awards under the Stock Plan in February, 2012, Taranto shall be paid a cash amount equal to the cash value of the  restricted stock award granted to Taranto on February 24, 2011, whereas if Taranto’s termination of employment occurs after the Committee’s grant of restricted stock awards under the Stock Plan in February, 2012 but prior to the Committee’s grant of restricted stock awards under the Stock Plan in December, 2012, then Taranto shall be paid a cash amount equal to the cash value of the restricted stock award granted to Taranto in February, 2012.  Taranto shall be entitled to all rights and benefits accrued up to the date of termination under the stock option plans, stock incentive plans, retirement plan, supplemental plan and other benefit plans and programs of the Company and/or Everest Reinsurance Company in which Taranto is a participant, as determined in accordance with the terms and provisions of such plans and programs; provided, however, that Taranto shall cease to be an active participant in such plans and programs as of the date of termination.  Notwithstanding the foregoing, it is expressly agreed and understood that in the case of such termination, all of Taranto’s then unvested outstanding stock options and then unvested restricted stock shares will automatically vest in full.  Taranto understands and agrees that in the event of the termination of employment pursuant to this Section 8.5 the Company shall have no obligation to make any payments under this Agreement other than as set forth in this Section 8.5. Taranto specifically understands and agrees that in the event of the termination of employment pursuant to this Section 8.5 the Company shall have no further obligation to pay any bonus to Taranto pursuant to Section 4 of this Agreement. Except as otherwise expressly stated herein, benefits payable pursuant to this Section 8.5 shall be paid within sixty (60) days following Taranto’s termination.

8.6    Employee Voluntary Termination for Good Reason.  If at the time Taranto terminates his employment any of the following circumstances shall have occurred without Taranto’s express consent and shall have remained uncorrected for more than thirty (30) days following Taranto’s giving written notice of such occurrence to the Company, then Taranto’s termination of his employment shall be deemed a “Termination for Good Reason”: (a) materially adverse change in the nature or status of his position or responsibilities; (b) a reduction by the

Company in the Base Salary set forth in Section 3 of this Agreement; or (c) a material breach of this Agreement by the Company, provided, for purposes of clarification, that the failure of Taranto and the Company to reach agreement on an alternative bonus arrangement pursuant to Section 4.1 of this Agreement shall not constitute a material breach.  (In such instance, the parties hereto agree that an amount equal to two (2) times the sum of Taranto’s annual Base Salary will be the cash bonus paid to Taranto).  If Taranto’s termination of employment is deemed a Termination for Good Reason, the Company shall pay to Taranto and afford to him the compensation and benefits, in the same form and at the same time, Taranto would be entitled to receive in the event of a Termination by the Company without Due Cause pursuant to Section 8.4 of this Agreement.

8.7    Change of Control.  If within one year of a Material Change (as defined in the Change of Control Agreement between the parties hereto effective as of January 1, 2011), Taranto terminates his employment with the Company for any reason or the Company terminates Taranto’s employment for any reason, Taranto shall continue to receive Base Salary through the date of such termination and the Company shall pay to Taranto and afford to him the compensation and benefits provided for in the Change of Control Agreement.  Notwithstanding the foregoing, if the rights, compensation and benefits described therein (Change of Control Agreement) pertaining to termination are less than those provided in this Agreement, as determined by Taranto, Taranto will be entitled to the compensation, benefits and rights provided in this Agreement.

8.8    General Guaranty.  The Company’s obligations to pay Taranto the compensation and other benefits specified herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which the Company or its affiliates may have against him or anyone else. In no event shall Taranto be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under this Agreement. To the extent that the Company fails, for any reason, to meet its financial obligations under this Agreement, Holdings and Everest Reinsurance Company shall have full responsibility and liability for all such obligations.

9.    COVENANTS OF EMPLOYEE

9.1    Taranto acknowledges that as a result of the services to be rendered to the Company hereunder, Taranto will be brought into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, not readily available to the public. Taranto further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; that the business of the Company is international in scope; that its goods and services are marketed throughout the United States and other countries; and that the Company competes with other organizations that are or could be located in any part of the United States or the world.

9.2    In recognition of the foregoing, Taranto covenants and agrees that, except as is necessary in providing services under this Agreement, or as required by law or pursuant to legal process or in connection with an administrative proceeding before a governmental agency, Taranto will not knowingly use for his own benefit nor knowingly divulge any Confidential

Information and Trade Secrets of the Company, its subsidiaries and affiliated entities, which are not otherwise in the public domain and, so long as they remain Confidential Information and Trade Secrets not in the public domain, will not disclose them to anyone outside of the Company either during or after his employment. For the purposes of this Agreement, “Confidential Information” and “Trade Secrets” of the Company mean information which is proprietary and secret to the Company, its subsidiaries and affiliated entities. It may include, but is not limited to, information relating to present future concepts and business of the Company, its subsidiaries and affiliates, in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts and strategic plans. As a guide, Taranto is to consider information originated, owned, controlled or possessed by the Company, its subsidiaries or affiliated entities which is not disclosed in printed publications stated to be available for distribution outside the Company, its subsidiaries and affiliated entities as being secret and confidential. In instances where doubt does or should reasonably be understood to exist in Taranto’s mind as to whether information is secret and confidential to the Company, its subsidiaries and affiliated entities, Taranto agrees to request an opinion, in writing, from the Company as to whether such information is secret and confidential.

9.3    Taranto will deliver promptly to the Company on termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents relating to the Company, its subsidiaries and affiliated entities, and all property owned by the Company, its subsidiaries and affiliated entities, which Taranto obtained while employed by the Company, and which Taranto may then possess or have under his control.

9.4    Taranto will promptly disclose to the Company all inventions, processes, original works of authorship, trademarks, patents, improvements and discoveries related to the business of the Company, its subsidiaries and affiliated entities (collectively “Developments”), conceived or developed during Taranto’s employment with the Company and based upon information to which he had access during the term of employment, whether or not conceived during regular working hours, though the use of Company time, material or facilities or otherwise. All such Developments shall be the sole and exclusive property of the Company, and upon request Taranto shall deliver to the Company all outlines, descriptions and other data and records relating to such Developments, and shall execute any documents deemed necessary by the Company to protect the Company’s rights hereunder. Taranto agrees upon request to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship belonging to the Company. If the Company is unable because of Taranto’s mental or physical incapacity to secure Taranto’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to the Company, then Taranto hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him. Taranto hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he may hereafter have for infringement of any patents or copyright resulting from registrations belonging to the Company.

9.5    Taranto agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 9 will be inadequate and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security. This Section 9.5 shall not apply to Section 9.8.

9.6    Although the restrictions contained in Sections 9.1 through 9.4 above are considered by the parties hereto to be fair and reasonable in the circumstances, it is recognized that restrictions of such nature may fail for technical reasons, and accordingly it is hereby agreed that if any of such restrictions shall be determined by a court in a final determination, not subject to appeal, to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof was deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in Sections 9.1 through 9.4 shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope or wording may be accordingly judicially modified in any proceeding brought to enforce such restrictions.

9.7    Notwithstanding that Taranto’s employment hereunder may expire or be terminated as provided in Section 2 or Section 8 above, this Agreement shall continue in full force and effect insofar as is necessary to enforce the covenants and agreements of Taranto contained in this Section 9.

9.8    Taranto agrees that, for six months after the date of his termination, Taranto shall not be entitled to possession of any restricted stock whose restrictions would otherwise lapse in accordance with Section 5.2 above. Moreover, if Taranto engages in Competition within six months after the date of his termination, he will forfeit all rights to such restricted shares that would otherwise have vested under Section 5.2. For purposes of the preceding sentence, “Competition” means Taranto directly or indirectly engaging in the property and casualty insurance or reinsurance business, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as holder of less than 5% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any geographic area in which the Company or any of its parents, subsidiaries or affiliates conducts any line of business.

10.    ARBITRATION.

The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and Taranto agree that, with the express exception of any dispute or controversy arising under Section 9 of this Agreement, any controversy or claim arising out of or in any way relating to Taranto’s employment with the Company, including, without limitation, any and all disputes concerning this Agreement and the termination of this Agreement that are not amicably resolved by negotiation, shall be settled by arbitration in New Jersey, or such other place agreed to by the parties, as follows:

(a)    Any such arbitration shall be heard by a single arbitrator. Except as the parties may otherwise agree, the arbitration, including the procedures for the selection of an arbitrator, shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”).

(b)    All attorneys’ fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrator shall have the discretion to award costs and/or attorneys’ fees as he or she deems appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amounts that are in any way punitive in nature.

(c)    Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(d)    It is intended that controversies or claims submitted to arbitration under this Section 10 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the view or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.

(e)    Notwithstanding the foregoing, each of the parties agrees that, prior to submitting a dispute under this Agreement to arbitration, the parties agree to submit for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, New York, New York Resolutions Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in New Jersey (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).

11.    SUCCESSORS AND ASSIGNS.

11.1    Assignment by the Company and Holdings.  This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns (including successors by merger, consolidation, sale or similar transaction) of the Company and Holdings, respectively. It is assignable by the Company and Holdings to the purchaser or assignee of all or substantially all of the Company’s or Holdings’ assets.

11.2    Assignment by Taranto.  Taranto may not assign this Agreement or any part thereof; provided, however, that nothing herein shall preclude one or more beneficiaries of Taranto from receiving any amount that may be payable following occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of the intestacy applicable to his estate.

12.    GOVERNING LAW.

This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New Jersey without reference to the principles of conflict of laws.

13.    ENTIRE AGREEMENT

This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto, including but not limited to the employment agreement executed by the parties on March 25, 2011.

14.    AMENDMENT OR MODIFICATION: WAIVER

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Taranto and by a duly authorized officer of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

15.    NOTICES

Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to the Company or Holdings:

Everest Global Services, Inc.
Westgate Corporate Center
477 Martinsville Road
P.O. Box 830 Liberty Corner,
New Jersey 07938-0830
Attention: General Counsel

If to Taranto:

 160 Henry Street
Brooklyn, New York 11201

16.    SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

17.    WITHHOLDING AND TAXES.

(a) Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Taranto or his beneficiaries, including his estate, shall be subject to withholding and deductions as the Company may reasonably determine it should withhold or deduct pursuant to any applicable law or regulation. In lieu of withholding or deducting such amounts in whole or in part the Company may, in its sole discretion, accept other provision for payment as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

In the event it shall be determined that any payments, distributions, or benefits of any type by the Company to or for the benefit of Taranto, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then Taranto shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Taranto of all taxes (including additional excise taxes under said Section 4999, and any interest and penalties imposed with respect to any taxes) imposed upon the Gross-Up Payment, Taranto retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this Agreement comply with Section 409A of the Code and any regulations and other guidance issued thereunder, and this Agreement and. the payment of any benefits hereunder shall be operated and administered accordingly. Specifically, but not by limitation, Taranto agrees that if, at the time of termination of employment, the Company is considered to be publicly traded and he is considered to be a specified employee, as defined in Section 409A, then some or all of such payments to be made hereunder as a result of his termination of employment shall be deferred for no more than six (6) months following such termination of employment, if and to the extent the delay in such payment is necessary in order to comply with the requirements of Section 409A of the Code. Upon expiration of such six (6) month period (or, if earlier, his death), any payments so withheld hereunder from Taranto hereunder shall be distributed to Taranto, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date).

With respect to any amount of expenses eligible for reimbursement that is required to be included in Taranto’s gross income for federal income tax purposes, such expenses shall be reimbursed to Taranto no later than December 31 of the year following the year in which Taranto incurs the related expenses.  In no event shall the amount of expenses (or in-kind benefits) eligible for reimbursement in one taxable year affect the amount of expenses (or in-kind benefits) eligible for reimbursement in any other taxable year (except for those medical reimbursements referred to in Section 105(b) of the Internal Revenue Code of 1986), nor shall Taranto’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

If the benefits payable hereunder constitute deferred compensation within the meaning of Section 409A of the Code, then Taranto shall execute and deliver to the Company such release within 60 days following the receipt of the general release, or if later, immediately following the expiration of any revocation period required by law.  Benefits that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day following Taranto’s termination, provided such release shall have been executed and such revocation periods shall have expired.  If a bona fide dispute exists, then Taranto shall deliver a written notice of the nature of the dispute to the Company within 30 days following receipt of such general release.  Benefits shall be deemed forfeited if the release (or a written notice of a bona fide dispute) is not executed and delivered to the Company within the time specified herein.

Notwithstanding anything in this Agreement to the contrary, if any payment or benefit provided by the Company to or for the benefit of Taranto, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “409A Payment”) is subject to the tax imposed by Section 409A, including any interest or penalties incurred by Taranto with respect to such tax (such tax, interest and penalties are hereinafter collectively referred to as the “409A Tax”), then Taranto shall be entitled to receive an additional payment (a “409A Gross-Up Payment”) in an amount such that, after payment by Taranto of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and 409A Tax imposed upon the 409A Gross-Up Payment, Taranto retains an amount of the 409A Gross-Up Payment equal to the 409A Tax imposed upon the 409A Payments.  The 409A Gross-Up Payment shall be paid no later than the end of Taranto’s taxable year next following the taxable year in which the 409A Tax (and any income or other related taxes or interest or penalties thereon) on a 409A Payment are remitted to the Internal Revenue Service or any other applicable taxing authority.  Notwithstanding any other provision of this Section 17, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Taranto, all or any portion of any 409A Gross-Up Payment, and Taranto hereby consents to such withholding.

Termination of employment, or words of similar import, used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, “separation from service” as defined in Section 409A of the Code and the regulations promulgated thereunder.

18.    SURVIVORSHIP

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

19.    NO MITIGATION

In no event shall Taranto be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by him as a result of subsequent employment.

20.    INDEMNIFICATION

(a)    The Company shall indemnify, defend and hold Taranto harmless, to the maximum extent permitted by law, against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by him, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Taranto is made or is threatened to be made a party by reason of the fact that he is or was an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company.  Each of the parties hereto shall give prompt notice to the other of any action or proceeding from which the Company is obligated to indemnify, defend and hold harmless Taranto of which it or he (as the case may be) gains knowledge.

(b)    The Company agrees that Taranto shall be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies.

21.    HEADINGS

Headings of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

22.    409 A COMPLIANCE

It is the intention of the parties that the payments and benefits to which Taranto could become entitled under this Agreement not be subject to accelerated recognition of income or imposition of additional tax under Code section 409A, and this agreement shall be construed in a manner that is consistent with this intent.

IN WITNESS WHEREOF, the parties have executed this Agreement as of June 15, 2011.

EVEREST GLOBAL SERVICES, INC.		EVEREST REINSURANCE
HOLDINGS, INC.

/S/ SANJOY MUKHERJEE		/S/ SANJOY MUKHERJEE
Sanjoy Mukherjee		Sanjoy Mukherjee
Senior Vice President		Senior Vice President

/S/ JOSEPH V. TARANTO
Joseph V. Taranto